Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-53774 and 333-120640 on Form S-8 and in Registration Statements No. 333-113696 and 333-111768 on Forms S-3 and S-3/A of our report dated July 28, 2009 relating to the consolidated financial statements and financial statement schedule of Global Payments Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in method of accounting for uncertainty in income taxes to conform to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on June 1, 2007) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended May 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

July 28, 2009